Exhibit 10.36

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to EyePoint Pharmaceuticals, Inc. if publicly disclosed.

ROYALTY PURCHASE AGREEMENT

dated as of December 17, 2020

between

EYEPOINT PHARMACEUTICALS, INC.

EYEPOINT PHARMACEUTICALS US, INC.

and

SWK FUNDING LLC

(CONTINUED)

(CONTINUED)

List of Exhibits

A	Seller Parties’ Wire Transfer Instructions
B	Purchaser’s Wire Transfer Instructions
C	Schedule of Exceptions to the Seller Parties’ Representations and Warranties
D	Product Agreements

INDEX OF DEFINED TERMS

Additional License Agreements	1
Adverse Claim	1
Affiliate	1
Agreement	1
Bill of Sale	10
Business Day	2
Closing Date	9
Collaboration Receivable Amount	2
Consent	2
Contract	2
Control	2
Counterparties	2
Counterparty	2
Credit Risk	8
Defense Conditions	29
FDA	2
Fundamental Representations	2
Governmental Entity	2
Indemnifying Party	28
Intellectual Property	2
Judgment	3
Knowledge of Seller	3
Known to Seller	3
Law	3
Licensed Know-How	3
Licensee	1
Licensee Agreements	3
Losses	28
Modification	19
Net Sales	3
New Arrangement	21
Nonassignable Assets	8

Notice and Acknowledgment Letter	10
Outstanding Litigation	3
Party Merger	21
Patent	3
Permitted Adverse Claim	4
Person	4
Proceeds	4
Product	4
Product Agreements	4
Product Related IP	4
Purchase Price	7
Purchased Receivables	4
Purchaser	1
Purchaser Indemnified Party	28
Purchaser Material Adverse Effect	4
Royalties	4
Royalty Payment	4
Royalty Reports	5
Self-commercialization Event	22
Seller	1
Seller Field	5
Seller Material Adverse Effect	5
Seller Parent	1
Seller Parties	1
Sublicense Agreement	5
Subsidiary	5
Third Party Claim	28
Transaction Documents	5
UCC	5
United States	5
Upfront Payment	6
Wrongful Termination	21

THIS ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated December 17, 2020 by and between EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (the “Seller Parent”), EYEPOINT PHARMACEUTICALS US, INC., a Delaware corporation (the “Seller” and, together with the Seller Parent, the “Seller Parties”), and SWK FUNDING LLC, a Delaware limited liability company (“Purchaser”).

Introduction

The Seller is a party to that certain Second Amended and Restated Collaboration Agreement, dated as of July 10, 2017 (the “Collaboration Agreement”), between the Seller and Alimera Sciences, Inc., a Delaware corporation (“Licensee”); and

The Seller is a wholly-owned subsidiary of Seller Parent, and Seller Parent will benefit from the transactions set forth herein; and

The Seller Parties desire to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller Parties, all of Seller Parties’ right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller Parties and Purchaser hereby agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.1  Definitions.   Terms not otherwise defined herein shall have the meanings  set forth in the Collaboration Agreement. For purposes of this Agreement, the following capitalized terms have the meanings specified below:

“Additional License Agreements” means any additional revenue generating agreements entered into by either of the Seller Parties (or their Affiliates) with Counterparties with respect to the sale, manufacture, marketing, distribution or licensing of the Product and any and all other related agreements by and between either of the Seller Parties (or their Affiliates) and such Counterparty, with respect to the sale, manufacture, marketing, distribution or license of the Product; provided that such agreements are entered into in connection with the Collaboration Agreement or the Purchased Receivables.

“Adverse Claim” means a lien, title defect, pledge, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

“Collaboration Receivable Amount” shall have the meaning given to it in the Collaboration Agreement.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, lease, license, indenture, instrument or other agreement. “Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Counterparties” and “Counterparty” means Licensee and any other Persons counterparty to an Additional License Agreement.

“FDA” means the United States Food and Drug Administration.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Existence), Section 4.2 (Authorization), Section 4.3 (Enforceability), Section 4.4 (Absence of Conflicts), Section 4.7 (Brokers Fees), and Section 4.9 (Title to Purchased Receivables).

“Governmental Entity” means any United States or other foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, or power of any nature, including any arbitral tribunal.

“Intellectual Property” means, with respect to any Person, all intellectual property owned or licensed (as licensor or licensee) by such Person and in which such Person has a pecuniary interest, including (i) all patents, patent applications, and inventions and discoveries that may be patentable, (ii) all know-how, trade secrets, software, technical information, data, registrations, applications for governmental approvals, inventions, processes, devices, improvements, formulations, discoveries, compositions, ingredients, research, developments, best practices (including clinical pathways), formulae, protocols, standards, methods, techniques, designs, quality control practices and information, research and test procedures and information, and safety, environmental and health practices and information, (iii) all confidential or proprietary information, commercial information, management systems, business processes and practices, trial results and files, procurement practices and information, supplier qualification and approval practices and information, training materials, sales and marketing materials, advertising and promotional materials and (iv) all rights in any jurisdiction to limit the use or disclosure of any of the foregoing, and rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach of any of the foregoing.

“Judgment” means any judgment, order, ruling, injunction, assessment, award, writ or decree of any Governmental Entity or arbitrator.

“Knowledge of Seller” means the knowledge of any executive officer or director of the Seller Parties. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation or (iii) such individual should have discovered such fact in the normal course of his or her duties. “Known to Seller” has the correlative meaning.

“Law” means any law, statute, code, rule, regulation or ordinance of any Governmental Entity and all Judgments.

“Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information including but not limited to, clinical data, analytical test methods, validation and results, non-clinical pharmacology and safety data, other R&D data, regulatory documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by the Seller Parties.

“Licensee Agreements” means the Collaboration Agreement and any Sublicense Agreement concerning the Product entered into by Licensee under the Collaboration Agreement and any and all other related agreements concerning the Product by and between the Seller Parties and Licensee, or Licensee and a sub-licensee and/or a third party, as applicable, pursuant to or in connection with the Collaboration Agreement.

“Net Sales” shall mean Net Revenues and Third Party Consideration as such terms are defined in the Collaboration Agreement, but shall be deemed to include (i) any equivalent or similar net sales definition as set forth in any Product Agreement other than the Licensee Agreements, and (ii) in the case of a Self-commercialization Event, any and all gross amounts billed or invoiced by the Seller Parties, such Affiliate or sub-licenses, less all the deductions as set forth in the Net Revenues definition of the Collaboration Agreement, in each case stemming from or relating to the sale or other transfer of the Product.

“Outstanding Litigation” means any litigation matters described in Exhibit C hereto. “Patent” means all Product-related Intellectual Property including but not limited to (a)

U.S. patents and patent applications, including without limitation the Patents listed in Exhibit

1.11A of the Collaboration Agreement, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which any Seller Party is the owner, controller or licensee.

“Permitted Adverse Claim” means (i) any Adverse Claim in favor of Purchaser created pursuant to this Agreement or (ii) any Adverse Claim as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened that secures the payment of taxes, assessments and governmental charges or levies, if and to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided, in any case with respect to clause (ii) only to the extent such Adverse Claim could not reasonably be expected to have a Seller Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Proceeds” means any amounts actually recovered by the Seller Parties or any Affiliate from a Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Purchased Receivables.

“Product” shall have the meaning given to it in the Collaboration Agreement.

“Product Agreements” means the Licensee Agreements and any Additional License Agreements or New Arrangements.

“Product Related IP” means the Intellectual Property related to a Product that is owned or licensed (as licensor or licensee) by the Seller Parties, any Counterparty or their Affiliates, including, without limitation, the Patents, the Licensed Know-How and the Product, or any part thereof.

“Purchased Receivables” means all (whether paid or payable) Royalty Payments in respect of all Product sold, and any other payments and or reimbursement amounts in lieu of any Royalty Payments payable to a Seller Party or its Affiliates under any Product Agreement accruing on or after July 1, 2020, including all of the Seller Parties’ rights to audit the Royalty Payments as set forth in the Product Agreement and all rights to transfer and enforce any of the Purchased Receivables.

“Purchaser Material Adverse Effect” means any one or more of (i) a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or (ii) a material adverse effect on the validity or enforceability of this Agreement or the rights of the Seller Parties hereunder against Purchaser.

“Royalties” shall have the meaning given to it in the Collaboration Agreement.

“Royalty Payment” means any and all amounts received by the Seller Parties or their Affiliates relating to Net Sales of the Product pursuant to the Collaboration Agreement or any other

Product Agreement, including, without limitation, any and all (i) Royalties (as defined in the Collaboration Agreement) or similar royalty amounts paid or payable to the Seller Parties or their Affiliates pursuant to or in connection with the Collaboration Agreement and any other Product Agreement, (ii) all milestone payments payable under the Collaboration Agreement or any other Product Agreement, and (iii) any other royalty or similar payments or Upfront Payments paid or payable to the Seller Parties or their Affiliates pursuant to or in connection with any other Product Agreement.

“Royalty Reports” means the reports delivered by a Counterparty pursuant to the applicable Product Agreement in respect of Net Sales.

“Seller Material Adverse Effect” means any one or more of: (i) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or any Product Agreement, (ii) a material adverse effect on the validity or enforceability of this Agreement or any Product Agreement or the rights of Purchaser hereunder or (iii) a material adverse effect on the rights of the Seller Parties under any Product Agreement; provided, however, that “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Seller Parties operate; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (f) any natural or man-made disaster or acts of Nature; or (g) any epidemics, pandemics, disease outbreaks, or other public health emergencies.

“Seller Field” means the geographic territories and the markets and fields of use for the development, marketing, distribution and sale of the Product, or any other product, in a manner that is not in breach of the Collaboration Agreement (or that would have breached the Collaboration Agreement had it still be in effect).

“Sublicense Agreement” means any sublicense agreements and any and all other related agreements with respect to the sale, manufacture, marketing, distribution or licensing of the Product between Licensee and a sub-licensee under Article IV of the Collaboration Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Transaction Documents” means this Agreement, the Bill of Sale, the Notice and Acknowledgment Letter and all of the other agreements, documents, letters and certificates executed or delivered in connection herewith.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or the State of Massachusetts, as applicable.

“United States” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico, and any installation, territory or location or jurisdiction under the control of the government of the United States of America.

“Upfront Payment” means any payment from a Counterparty pursuant to an Additional License Agreement or New Arrangement payable at the time such agreement is executed.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the applicable Product Agreement. In the event a capitalized term used herein is defined in both this Agreement and a Product Agreements, the meaning given to such term in this Agreement shall control.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)references to a Contract mean such Contract as amended, modified or supplemented and including any annexes, exhibits and schedules attached thereto, in each case to the extent not prohibited by such Contract or this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(f)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g)references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(h)references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Schedule of Exceptions attached hereto as Exhibit C), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

ARTICLE II

Purchase and Sale of Purchased Receivables

Section 2.1 Purchase and Sale of Purchased Receivables.

(a)Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller Parties shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Parties, free and clear of all Adverse Claims (other than Permitted Adverse Claims or Adverse Claims arising through Purchaser), all of the Seller Parties’ right, title and interest in and to the Purchased Receivables.

(b)Purchase Price. The purchase price for the Purchased Receivables shall be $16,501,045.00 (which represents $17,000,000.00 less the Royalty Payment with respect to the quarter ended September 30, 2020, which was in the amount of $498,955 and was received by the Seller on or about December 1, 2020) (the “Purchase Price”), payable by Purchaser to the Seller on the Closing Date.

Section 2.2 No Purchase or Sale of Excluded Assets. Except for the Purchased Receivables and as otherwise set forth in this Agreement, (a) the Seller Parties shall retain all of their right, title and interest in and to the Product and pSivida Technology (each as defined in the Collaboration Agreement), and (b) all rights to the Product and pSivida Technology and rights under the Product Agreement and any Additional License Agreements are excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement.

Section 2.3 No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Purchaser of the Purchased Receivables pursuant to this Agreement shall not in any way subject Purchaser to, or transfer, affect or modify, any obligation or liability of any Seller Party under any Product Agreement and (b) Purchaser expressly does not assume or agree to become responsible for any obligation or liability of the Seller Parties under any Product Agreement, including any indemnification obligations of the Seller Parties in Section 9.1 of the Collaboration Agreement, or otherwise.

Section 2.4 Sale.

(a)It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from the Seller Parties to Purchaser and not a financing transaction, borrowing or loan; and accordingly, the Seller Parties and the Purchaser will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC for accounting purposes, except to the extent GAAP, or the rules of the SEC, as applicable, require otherwise with respect to the Seller’s consolidated financial statements, and the Seller Parties hereby authorize Purchaser or its designee, from and after the Closing Date, to execute, record and file such financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller Parties as the seller/debtor and Purchaser as the purchaser/secured party of the Purchased Receivables as may be necessary to perfect such sale in accordance with the UCC. Without limiting the provisions of this Section 2.4, in an abundance of caution to address the possibility that, notwithstanding that the Seller Parties and Purchaser expressly intend and expect for the sale, conveyance, assignment and transfer of the Purchased Receivables hereunder to be a true and absolute sale and assignment for all purposes, to protect the interests of Purchaser in the event that such sale and assignment is recharacterized as something other than a true sale or such sale will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding, this Agreement shall constitute a security agreement and the Seller Parties do hereby grant to Purchaser, a continuing security interest of first priority in all of the Seller Parties’ right, title and interest in, to and under the Purchased Receivables, whether now or hereafter acquired or arising, and wherever located, and any and all “proceeds” thereof (as such term is defined in the UCC), to secure payment to Purchaser of amounts equal to the Purchased Receivables as they are paid under the Product Agreements, and the Seller Parties do hereby authorize Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect its security interest. The Seller Parties waive, to the maximum extent permitted by law, any right to contest or otherwise assert that this Agreement is other than a true, complete, absolute and irrevocable sale by the Seller Parties to Purchaser of the Purchased Receivables under applicable Law, which waiver shall be enforceable, to the maximum extent permitted by law, against the Seller Parties in any bankruptcy or insolvency proceeding relating to any Seller Parties. The Purchased Receivables shall not be reflected on the Seller Parties’ financial statements as assets of the Seller Parties, except to the extent GAAP, or the rules of the SEC, as applicable, require otherwise with respect to the Seller’s consolidated financial statements.

(b)Except as otherwise set forth in Article VII (Indemnification), each of the Seller Parties and the Purchaser agrees that the purchase of the Purchased Receivables by the Purchaser hereunder is without recourse. Purchaser shall be deemed to have waived any claim against Seller for the non-payment of any amount due under the Product Agreements due to Credit Risk. For the purposes of this Agreement, “Credit Risk” means the risk that a Counterparty fails to make a payment when due of a Purchased Receivable due to bankruptcy, insolvency, lack of adequate funds, economic downturn, adverse market conditions, technology obsolescence of the Product, debt moratorium, exchange controls, currency restrictions, refusal to pay, failure to sell the Product or do such other things as would generate Royalties, or other reason that is not based on a contract claim or dispute under the Product Agreements.

Section 2.5 Nonassignable Assets.   Nothing in this Agreement nor the consummation  of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any asset included in the Purchased Receivables, including any Contract, approval, authorization or other right, which by its terms or by Law is nonassignable (after giving effect to Sections 9-406 through 9-409 of the UCC) without the consent of a third party or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained or to the extent any such assignment restriction is removed or expires by its term; provided that in no event shall the right to receive Royalty Payments in respect of the Purchased Receivables be excluded. The Seller Parties shall use commercially reasonable efforts to cooperate with Purchaser in endeavoring to obtain such consents promptly. In the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held by the applicable Seller Party in trust for Purchaser and the covenants and obligations thereunder shall be performed by such Seller Party in Purchaser’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Seller Parties shall take such actions as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller Parties shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.

Section 2.6 Power of Attorney. As of and from the Closing Date, the Seller Parties on behalf of themselves and their Affiliates hereby irrevocably constitutes and appoints Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, with full power of substitution, as the Seller Parties’ true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller Parties and in the name of the Seller Parties or in its own name, from time to time in Purchaser’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and the Bill of Sale and, without limiting the generality of the foregoing, to the extent that a Seller Party has the right under applicable Law and any applicable Contract, such Seller Party hereby grants to Purchaser the power and right, on behalf of such Seller Party, to the extent such Seller Party has the legal power or right to do such act for its own benefit without notice to or assent by such Seller Party, and at any time, to do the following: (a) pay or discharge any taxes, liens, security interests, or other encumbrances or other Adverse Claims levied or placed on or threatened against the Purchased Receivables (other than Adverse Claims arising through Purchaser); (b) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Seller Party in and under the Purchased Receivables and other matters relating thereto; (c) execute, in connection with the transfer of title, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Receivables, and (d) to receive all the benefits of the Seller Parties under the Nonassignable Assets. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by the Seller Parties without Purchaser’s written consent. If reasonably requested by Purchaser, the Seller Parties shall execute a stand-alone power of attorney consistent with the terms of this Section 2.6 to enable to Purchaser to present such power of attorney to other parties without disclosing this Agreement.

ARTICLE III

Closing and Term

Section 3.1 Closing. The closing of the purchase and sale of the Purchased Receivables shall take place at the offices of Holland & Knight LLP, 200 Crescent Court, Suite 1600, Dallas, Texas 75201, at 10:00 a.m. Dallas time on December 17, 2020 (the “Closing Date”), although the parties anticipate the closing to occur remotely through the electronic exchange of signature pages and other closing deliverables.

Section 3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to the account set forth in Exhibit A.

Section 3.3 Seller Parties’ Secretary Certificate. On the Closing Date, the Seller Parent shall deliver to Purchaser a certificate of the Secretary of Seller Parent, dated the Closing Date, certifying as to (i) the incumbency of the officers of the Seller Parties executing this Agreement and (ii) the attached copies of each Seller Parties’ organizational documents and resolutions adopted by each Seller Parties’ Board of Directors authorizing the entry into this Agreement by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby.

Section 3.4 Bill of Sale and Assignment. On the Closing Date, the Seller Parties and Purchaser shall each deliver to the other party hereto a duly executed bill of sale and assignment in form and substance acceptable to Purchaser in its sole discretion and evidencing the sale and assignment to Purchaser of the Purchased Receivables (the “Bill of Sale”).

Section 3.5 Tax Forms. Prior to the Closing Date, Purchaser shall deliver to the Seller Parties a valid and properly executed IRS Form W-9, certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments with respect to the Purchased Receivables.

Section 3.6 Notice and Acknowledgment Letter. On or before the Closing Date, Seller shall deliver to Purchaser an executed notice and acknowledgment letter, that includes payment instructions to Licensee regarding the payment of certain amounts owed to Seller under the Licensee Agreements to Purchaser, duly executed by Seller and otherwise in form and substance reasonably acceptable to Purchaser (the “Notice and Acknowledgment Letter”).

Section 3.7 Receipt. On the Closing Date, the Seller shall deliver to Purchaser a duly executed receipt for payment of the Purchase Price.

Section 3.8 Term. This Agreement shall terminate on the earlier of (a) eighteen months after the termination of the last Product Agreement, or (b) the mutual agreement of the Purchaser and the Seller Parties; provided, however, that this Agreement shall continue in full force and effect, as if never terminated in whole or in part, if another Product Agreement is entered into within eighteen months following the termination of the prior last Product Agreement.

ARTICLE IV

Seller Parties’ Representations and Warranties

Except as otherwise set forth on Exhibit C, the Seller Parties hereby jointly and severally represent and warrant to Purchaser as of the date hereof:

Section 4.1 Existence. Seller is a corporation duly organized, validly existing and in  good standing under the laws of Delaware. Seller has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement and the Product Agreements, except where the failure to have such Consents could not reasonably be expected to have a Seller Material Adverse Effect. Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.2 Authorization. Each of the Seller Parties has the corporate power to enter  into the Transaction Documents and to consummate the transactions contemplated thereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents to which each of the Seller Parties is a party has been duly executed and delivered by such Seller Party.

Section 4.3 Enforceability. Each of the Transaction Documents to which each of the Seller Parties is a party constitutes a valid, binding and enforceable obligation of such Seller Party, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 4.4 Absence of Conflicts. The execution, delivery and performance by each of the Seller Parties of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of such Seller Party’s organizational and governing documents, (b) constitute a breach of, or result in a default under or cause the acceleration of any payments pursuant to, any Contract (including, without limitation, any Product Agreement) to which such Seller Party or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound, (c) violate any provision of Law applicable to such Seller Party or any of its Subsidiaries or (d) result in or require the creation or imposition of any Adverse Claim on any assets of such Seller Party or its Subsidiaries, any Product Agreement or the Purchased Receivables (in each case except as created by this Agreement).

Section 4.5 Consents. Other than the Notice and Acknowledgment Letter and the UCC financing statements required to be filed under this Agreement, the execution and delivery by each of the Seller Parties of the Transaction Documents to which such Seller Party is party, the performance by each of the Seller Parties of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Receivables to Purchaser and the granting of the security interest therein) do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person, except for such filings as may be required under the Securities Exchange Act of 1934, as amended.

Section 4.6 Litigation. Except as disclosed on Exhibit C, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened in respect of the Purchased Receivables, the Product or otherwise, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the Knowledge of Seller, threatened against either of the Seller Parties or any of their respective Subsidiaries in respect of the Product, the Purchased Receivables or otherwise, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Seller Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 4.7 Brokers Fees. There is no investment banker, broker, finder, financial  advisor or other intermediary who has been retained by or is authorized to act on behalf of either of the Seller Parties who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.8 Product Agreements.

(a)Product Agreements. Attached hereto as Exhibit D is a true, correct and complete listing of each of the Product Agreements, along with all exhibits, schedules and other attachments thereto and all amendments and modifications thereto as of the Closing Date, true and correct copies of which have previously been provided to Purchaser.

(b)Validity and Enforceability of Product Agreements. Each of the Product Agreements is a valid, binding and enforceable obligation of the applicable Seller Party, if such Seller Party is a party thereto, and to the Knowledge of Seller, of the Counterparties, as applicable, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally. Neither of the Seller Parties has received any written notice from any Counterparty challenging the validity or enforceability of any Product Agreement or any obligation of such parties to pay the Royalty Payments or perform their respective obligations thereunder, nor, to the Knowledge of Seller, has any Counterparty given or received any such notice.

(c)No Waivers, Releases. Neither of the Seller Parties has granted any material acknowledgement, settlement or waiver under any Product Agreement or has released any Counterparty in whole or in part, from any of its material obligations under the Product Agreements, except, in each case, to the extent set forth in the Product Agreements. To the Knowledge of Seller, no Counterparty has granted any material waiver under the Product Agreements to any other Person, nor has any Counterparty released any other Person in whole or in part, from any of its material obligations under the Product Agreements.

(d)No Termination, Force Majeure, etc. Neither of the Seller Parties has (i) given any Counterparty any notice of termination or partial termination of any of the applicable Product Agreements or of Force Majeure thereunder or (ii) received from any Counterparty any written notice of termination or partial termination of any of the Product Agreements or of Force Majeure thereunder, nor, to the Knowledge of Seller, has any Counterparty given or received any such notice. To the Knowledge of Seller, no event has occurred and is continuing that would give any party to the Product Agreements a right to terminate or partially terminate any of the Product Agreements. Neither of the Seller Parties has received any notice from any Counterparty expressing any intention or desire to terminate or partially terminate any of the Product Agreements, nor, to the Knowledge of Seller, has any Counterparty given or received any such notice.

(e)No Breaches. Neither of the Seller Parties has breached any provision of the Product Agreements in any material respect, and, to the Knowledge of Seller, no Counterparty has

breached any provision of the applicable Product Agreements in any material respect.

(f)Royalty Reports. The Seller Parties have made available to Purchaser complete and accurate copies of all Royalty Reports delivered by Counterparties, and received by, the Seller Parties prior to the date hereof.

(g)Payments Made. As of the Closing Date, the Seller Parties have received from each Counterparty (or its predecessor in interest), as applicable, the full amount of all Royalty Payments required to be made pursuant to the applicable Product Agreements. Except as set forth on Exhibit C, none of the Royalty Payments listed in the Royalty Reports were received from the applicable Counterparty (or its predecessor in interest) more than ten (10) calendar days after the due date therefor.

(h)No Royalty Deductions. The Royalty Payments have not been, and to the Knowledge of Seller are not, as of the date hereof, subject to any deductions or offsets.

(i)Sublicenses. Except as attached hereto as Exhibit D, neither of the Seller Parties has received any written notice of, and, to the Knowledge of Seller, no Counterparty (or its predecessor in interest, as applicable) has granted, any sublicense of such Counterparty’s rights under the applicable Product Agreements.

(j)No Assignments. Except as contemplated by this Agreement, neither of the Seller Parties has assigned, in whole or in part, or granted any liens upon or security interests with respect to, the Product Agreements or the Receivables.

(k)Audits. Neither of the Seller Parties has initiated any audit or examination of the books and records of Licensee (or its predecessor in interest) by an independent auditor in order to verify any previously-delivered Royalty Reports.

(l)Receivables. Except as set forth on Exhibit C, to the Knowledge of Seller, no event has occurred or fact exists that is likely to lead to a material reduction of the amount or frequency of the Royalty Payments.

(m)Representations and Warranties of Seller. All of the representations and warranties of Seller in the Collaboration Agreement remain true and correct as if made on the date hereof to the extent that failure to remain so true and correct would not have a Seller Material Adverse Effect, except for the effects of the transactions set forth in such agreements.

(n)No Other Agreements. Other than the Product Agreements, there are no other Contracts between any of the Seller Parties and the Counterparties related to the Product, and to the Knowledge of Seller, there are no Product Agreements other than the Licensee Agreements. The Prior Agreements and the Settlement Agreement (as such agreements are defined in the Collaboration Agreement) were terminated and replaced by the Collaboration Agreement and there are no payments owed by the Licensee or any other parties to the Seller Parties pursuant to the Prior Agreement or the Settlement Agreement.

(o)No Conflicting Grants. Neither of the Seller Parties has granted any rights to the Patents or the Licensed Know-How that conflict with the rights granted to Licensee under the Collaboration Agreement.

Section 4.9 Title to Purchased Receivables. The Seller is the exclusive owner of the  entire right, title (legal and equitable) and interest in and to the Purchased Receivables and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims (other than Permitted Adverse  Claims).    The  Purchased  Receivables  sold,  assigned,  transferred  and  conveyed to Purchaser on the Closing Date have not been pledged, sold, contributed, assigned, transferred or conveyed by either of the Seller Parties to any other Person. The Seller has full right to sell, assign, transfer and convey the Purchased Receivables (and grant a security interest therein) to Purchaser. Upon the sale, assignment, transfer and conveyance by the Seller Parties of the Purchased Receivables to Purchaser, Purchaser shall acquire good, valid and indefeasible title to the Purchased Receivables free and clear of all Adverse Claims arising through either of the Seller Parties, and shall be the exclusive owner of the Purchased Receivables.

Section 4.10 Product Related IP.

(a)Neither of the Seller Parties has received any written notice of, and, to the Knowledge of Seller, there are not, any pending or threatened litigations, interferences, reexaminations, oppositions or like proceedings involving any Product Related IP.

(b)To the Knowledge of Seller, all of the Product Related IP is valid and enforceable.

(c)The Seller Parties have the sole legal and/or beneficial title to all of the Product Related IP.

(d)Neither of the Seller Parties has, and, to the Knowledge of Seller, no Counterparty has, received any written notice of any claim by any Person (including without limitation from any employees or former employees of either of the Seller Parties) challenging the ownership of the rights of the Seller Parties or the Counterparties in and to, or the validity or enforceability of, the Product Related IP, or asserting that the manufacture, sale, offer for sale or use of the Product infringes such Person’s patents or other Intellectual Property rights, other than for any challenges having been finally settled with the claimants under certain settlement agreements as described on Exhibit C hereto.

(e)To the Knowledge of Seller, (i) no third party Intellectual Property rights have been, or are or will be infringed by the manufacture, sale, offer for sale or use of the Product, and (ii) no Person is infringing any of the Product Related IP.

(f)No actions, suits, claims, disputes, or proceedings are currently pending or, to the Knowledge of Seller, have been threatened, that could have a material adverse effect on the Product or could impair the Seller’s ability to perform its obligations under the Collaboration Agreement.

(g)To the Knowledge of Seller, no additional licenses to any patents (including patents owned or controlled by third parties) or know how, are required to develop, manufacture, use or sell the Product as presently contemplated as of the date of this Agreement.

Section 4.11 Development of Competitive Products. None of the Seller Parties or any of their respective Affiliates is involved in the development of any products in breach of the Collaboration Agreement.

Section 4.12 Compliance with Laws. None of the Seller Parties or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of Seller, is under investigation withrespect to or has been threatened to be charged with or been given notice of any violation of, any applicable Law or any Judgment, or (b) is subject to any Judgment except, in each case, to the extent any such violation, investigation, threat or Judgment could not reasonably be expected to have a Seller Material Adverse Effect. Each of Seller and its Subsidiaries is in compliance with the requirements of all Laws except to the extent any such failure to be in compliance could not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.13 UCC Representations and Warranties. The Seller Parent’s exact legal name is “EyePoint Pharmaceuticals, Inc.” and has been since March 2018. From May 2008 until March 2018, the Seller Parent’s exact legal name was “pSivida Corp.” The Seller’s exact legal name is “EyePoint Pharmaceuticals US, Inc.” and has been since March 2018. From May 2008 until March 2018, the Seller’s exact legal name was “pSivida US, Inc.”. Each of the Seller Parties’ U.S. location, for purposes of Section 9-307 of the UCC is, and since each of the Seller Parties’ respective formation has been, 480 Pleasant Street, Suite B300, Watertown, Massachusetts 02472, and Seller’s registered office is, 251 Little Falls Drive, Wilmington, Delaware, c/o Corporation Services Company.

Section 4.14 Solvency.  Upon consummation of the transactions contemplated hereby  and the application of the Purchase Price received by Seller on the Closing Date, (i) the present fair saleable value of Seller’s assets is not less than the amount that will be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (ii) Seller will not have unreasonably small capital with which to engage in its business, and (iii) Seller has not incurred, and does not have present plans or intentions to incur, debts or other liabilities beyond its ability to pay such debts or other liabilities as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.

Section 4.15 Disclosure.  All information heretofore furnished by the Seller Parties or  any of their respective Affiliates to Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller Parties to Purchaser is and will be true and accurate in all material respects on the date such information is furnished and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

Purchaser’s Representations and Warranties

Purchaser hereby represents and warrants to the Seller Parties that as of the date hereof:

Section 5.1 Existence. Purchaser is duly organized, validly existing and  in  good standing under the laws of its State of Delaware. Purchaser has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement except where the failure to have such Consents could not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Authorization. Purchaser has the requisite power to enter into  this  Agreement and to consummate the transactions contemplated hereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser.

Section 5.3  Enforceability.  Each of the Transaction Documents to which Purchaser is  a party constitutes a valid, binding and enforceable obligation of Purchaser, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 5.4 Absence of Conflicts. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of Purchaser’s certificate of formation, by-laws, or similar formation documents, (b) constitute a breach by Purchaser of, or result in a default under or cause the acceleration of any payments pursuant to any Contract to which Purchaser is a party or by which any of its assets are bound or (c) violate any provision of Law applicable to Purchaser, except in the case of clause (c) to the extent any such breach, default or violation could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.5 Consents. Other than the UCC financing statements required to be filed  under this Agreement and, the execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

Section 5.6 Litigation. There is no (a) action, suit, arbitration  proceeding,  claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal,

administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the knowledge of Purchaser, threatened against Purchaser, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Purchaser Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party. To the knowledge of Purchaser, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 5.7 Brokers Fees. There is no investment banker, broker, finder, financial  advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.1 Performance of Product Agreements.  Each of the Seller Parties agrees that it shall (a) perform all of its duties and obligations under the Product Agreements in all material respects, (ii) not forgive, release or compromise any amount owed to or becoming owing to it under the Product Agreements, and (iii) not breach any provision of the Product Agreements.

Section 6.2 Misdirected Payments; Offsets by Counterparties.

(a)Payments to Purchaser. If either Seller Party or their Affiliate shall, notwithstanding the provisions of the Notice and Acknowledgment Letter or any similar Transaction Document delivered from time to time, receive from, or on behalf of, any Counterparty any Purchased Receivables, such Seller Party (or Affiliate) shall promptly, and in any event no later than five (5) Business Days, following the receipt by such Seller Party or its Affiliate of such Purchased Receivables, remit to Purchaser such Purchased Receivables by wire transfer in United States dollars to the deposit account set forth on Exhibit B hereto.

(b)Payments to Seller. If Purchaser shall receive any Royalty Payment that does not consist entirely of Purchased Receivables, Purchaser shall promptly, and in any event no later than five (5) Business Days, following the receipt of such Royalty Payment, remit to Seller the portion, if any, of such Royalty Payment that does not constitute Purchased Receivables.

(c)Offsets by Counterparty. Except for offset of the remaining Collaboration Receivable Amount, as provided for in Section 5.2 of the Collaboration Agreement, if any Counterparty sets off against the Purchased Receivables any amount owing from either Seller Party or their respective Affiliates to such Counterparty in respect of any right of such Counterparty against either Seller Party or their respective Affiliates arising from or in connection with any matter other than the Purchased Receivables, then the Seller Parties shall promptly, and in any event no later than twenty (20) Business Days, following the date on which any Seller Party becomes aware of such set-off, pay to Purchaser a sum equal to such set-off amount. After the applicable Seller Party makes the payment referred to in the first sentence of this Section 6.2(c), such Seller Party shall be entitled to, and Purchaser shall not be entitled to, any amounts recovered from such Counterparty in respect of such set-off.

(d)Remittances. All remittances pursuant to this Section 6.2 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to the account set forth in Exhibit A (if the payee is a Seller Party) or Exhibit B (if the payee is Purchaser) or to such other account as the relevant payee may designate in writing (such designation to be made at least five (5) Business Days prior to any such payment).

(e)Payments Held In Trust. Each party hereto agrees that it shall hold any amounts received by it to which the other party hereto is entitled under  Section  6.2(a)  or Section 6.2(b) in trust for the sole benefit of the other party and agrees that it shall have no right, title or interest whatsoever in such amounts and shall not create or suffer to exist any Adverse Claim thereon.

Section 6.3 Royalty Reports; Notices; Correspondence.

(a)Royalty Reports. Promptly, and in any event no later than five (5) Business Days, following the receipt by either Seller Party of a Royalty Report delivered in respect of a Product Agreement, such Seller Party shall furnish a copy of such Royalty Report to Purchaser.

(b)Notices.

(i)Promptly, and in any event no later than five (5) Business Days, following the receipt by any Seller Party of any material written notice or material written correspondence, including without limitation, any notice or correspondence regarding any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened), in each case relating to, or involving, the Product, the Product Agreements and of the Purchased Receivables generally, or any default or termination by any Person under any Product Agreement, such Seller Party shall furnish a copy of such notice or correspondence to Purchaser.

(ii)Either Seller Party shall provide Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following: (i) the occurrence of a bankruptcy in respect of either Seller Party; (ii) any breach or default by either Seller Party of any covenant, agreement or other material provision of any Transaction Document to which it is party; (iii) any representation or warranty made by such Seller Party in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would reasonably be expected to result in a Seller Material Adverse Effect.

(iii)Seller shall notify Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, either Seller Parties’ (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(c)Correspondence. Seller shall not send any material written notice or correspondence to any Counterparty relating to, or involving, the Product, the Product Agreements and or the Receivables generally, in each case, without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), unless the sending of such notice or correspondence could not reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables, and Seller shall promptly provide to Purchaser a copy of any such notice or correspondence sent by Seller to such Counterparty. This Section 6.3(c) shall not prohibit either of the Seller Parties’ correspondence conducted in the ordinary course of business, and shall not require Seller to provide a copy of such correspondence, unless such correspondence is material to the Purchaser’s rights herein or with respect to the Purchased Receivables.

Section 6.4 Inspections and Audits of Counterparties.

(a)Consultation. The Seller Parties and Purchaser shall consult and cooperate with each other regarding, the timing, manner and conduct of any examination of a Counterparty’s books and records with respect to Net Sales and Royalty Payments pursuant to a Product Agreement.

(b)Examinations and Audits. If requested by Purchaser, the Seller Parties shall, cause an examination, audit or inspection to be made of a Counterparty’s books and records with respect to Net Sales, Royalty Payments and/or Royalty Reports generally; provided, however, that Purchaser shall not be entitled to request such an examination more frequently than twice every calendar year without the approval of Seller. With respect to any such examination, Purchaser shall select such independent auditor for such purpose. All of the expenses of any such examination (including the fees and expenses of any independent auditor) that would otherwise be borne by the Seller Parties pursuant to the applicable Product Agreement shall instead be borne (as such expenses are incurred) by Purchaser, provided that any reimbursement by the applicable Counterparty of any such audit expenses shall belong to Purchaser.

Section 6.5 Amendment of Product Agreements; Waivers. The Seller Parties shall provide Purchaser a copy of any proposed amendment, supplement, modification, waiver or request for approval of any material item or action by or on behalf of a Counterparty (each a “Modification”) of any provision of the Product Agreements as soon as practicable and in any event not less than ten (10) Business Days prior to the date such Seller Parties proposes to execute such Modification. The Seller Parties shall not, without the prior written consent of Purchaser, execute or agree to execute any proposed Modification if such Modification could reasonably be expected to adversely affect the Purchased Receivables or the value thereof (it being understood and agreed that any proposed Modification to the provisions of any Product Agreements governing the amount or calculation of the Receivables or the procedures for payment of the Receivables shall be deemed, for purposes of this Section 6.5, to have such an effect). From and after the Closing Date, each of the Seller Parties agrees that it shall not in any way cause or request any Counterparty to alter the amount or timing of their Royalty Payments without the written consent of Purchaser. Promptly, and in any event within five (5) Business Days, following receipt by either Seller Party of a fully executed Modification of the Product Agreements, such Seller Party shall furnish a copy of such

Modification to Purchaser.

Section 6.6 Enforcement of Product Agreements.

(a)Breach of a Product Agreement by a Seller Party.Promptly after (i) receiving notice from a Counterparty (A) terminating a Product Agreement (in whole or in part), (B) alleging any breach of or default under a Product Agreement by a Seller Party or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under a Product Agreement by either Seller  Party  or  the  right  to  terminate  a  Product  Agreement  (in  whole  or  in  part)  by such Counterparty or (ii) either Seller Party otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under a Product Agreement by a Seller Party or give the right to terminate a Product Agreement  (in  whole  or  in  part)  by  a  Counterparty,  in  each  case,  such  Seller  Party shall (A) promptly (and in any event within five (5) Business Days) give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from such Counterparty, and, in the case of any breach or default or alleged breach or default by a Seller Party, describing in reasonable detail any corrective action such Seller Party proposes to take, and (B) use commercially reasonable efforts to promptly cure such breach or default and shall promptly (and in any event within five (5) Business Days) give written notice to Purchaser upon curing such breach or default; provided, however, that, if the Seller Parties fail to promptly cure such breach or default, Purchaser shall, to the extent permitted by the Product Agreement, be entitled to take any and all actions Purchaser considers reasonably necessary to promptly cure such breach or default, and the Seller Parties shall reasonably cooperate with Purchaser for such purpose and reimburse Purchaser promptly (but in no event later than five (5) Business Days following notice thereof) for all costs and expenses incurred in connection therewith.

(b)Breach of a Product Agreement by a Counterparty. Promptly after either Seller Party obtains knowledge of a breach or default or alleged breach or default under a Product Agreement by a Counterparty or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or default under a Product Agreement by such Counterparty or the right to terminate a Product Agreement (in whole or in part) by Seller, in each case, such Seller Party shall (i) within five (5) Business Days of obtaining such knowledge, give a written notice to Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) if requested by Purchaser, proceed in consultation with Purchaser and take such permissible actions (including commencing legal action against the Counterparty with legal counsel selected by Purchaser, such counsel to be reasonably satisfactory to the Seller Parent and the costs and expenses of such counsel to be borne by the Seller Parties) to enforce compliance by the Counterparty with the relevant provisions of a Product Agreement and to exercise any or all of Purchaser’s or Seller’s rights and remedies, whether under a Product Agreement or by operation of law, with respect thereto. Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, that the fees and expenses of Purchaser’s counsel in connection therewith shall be borne by the Seller Parties if such breach, default or termination event or alleged breach, default or termination event results from, or is directly caused by a breach or default by either Seller Party. The Seller Parties shall make reasonably available their relevant records and personnel to Purchaser in connection with any prosecution or litigation against the Counterparty to enforce any of Purchaser’s or Seller’s rights under the Product Agreement. Notwithstanding anything to the contrary contained in this Section 6.6, nothing herein shall prevent, restrict or limit Purchaser from directly enforcing a Counterparty’s payment obligations in respect of the Purchased Receivables with counsel selected by Purchaser in its sole discretion and at its sole cost and expense.

(c)Allocation of Proceeds and Costs of Enforcement. The Proceeds of any enforcement of a Counterparty’s payment obligations under the Product Agreements relating to the Purchased Receivables pursuant to this Section 6.6, after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and/or Purchaser in connection with such enforcement, shall belong to Purchaser.

Section 6.7 Termination of Product Agreements.

(a)In no event shall either Seller Party exercise any right to terminate any of the Product Agreements, or agree with a Counterparty to terminate any of the Product Agreements, except with the prior written consent of Purchaser (which consent may be withheld or delayed in Purchaser’s sole discretion). In the event of a merger, consolidation or acquisition between a Seller Party (or any of their Affiliates) and a Counterparty (“Party Merger”), the Product Agreements shall continue in full force and effect as if there had been no such merger, consolidation or acquisition. Without limiting the foregoing, in the case of the extinguishment of a party to the Product Agreements as a result of a Party Merger, the sales of Products and business that generate Royalties under the Product Agreements prior to such Party Merger, made by the surviving entity shall continue to be used to determine the amounts due Purchaser as Purchased Receivables.

(b)Without limiting the provisions of Section 6.6, if a Counterparty or either Seller Party (with the prior written consent of Purchaser) terminates or provides written notice of termination of any Product Agreement (in whole or in part), or any such Product Agreement is otherwise terminated (in whole or in part), then the Seller Parties may, in their sole discretion, use commercially reasonable efforts to enter into replacement Product Agreements (on substantially the same terms as those in the Product Agreements that are being replaced) with suitable replacement Counterparties as soon as reasonably practicable (any such license, a “New Arrangement”); provided, however, that if the termination of such Product Agreement (i) was due to a breach in the Product Agreement by a Seller Party, or (ii) caused a breach in this Agreement by a Seller Party (in the event of a termination as a result of (i) or (ii), a “Wrongful Termination”), then the Seller Parties shall use their commercially reasonable efforts to enter into a replacement Product Agreement as described above. In the event the Seller Parties are unable to or unwilling to secure one or more replacement Product Agreements within sixty (60) days of any such termination, the Seller Parties agree that Purchaser shall have the right to negotiate a New Arrangement and grant a license of the Product Related IP for Products on substantially the same terms as those in the Product Agreement that is being replaced. The Seller Parties shall provide reasonable assistance to and cooperate with Purchaser in such efforts as Purchaser shall reasonably undertake in connection with the negotiation of a license, which shall include terms no less favorable in the aggregate to the Seller Parties than those contained in the Product Agreement being replaced with respect to obligations and costs imposed on the Seller Parties, disclaimers of the applicable Seller Parties’ liability, intellectual property ownership, protection and control, commercialization diligence and indemnification of the applicable Seller Parties subject to the termination terms set forth therein. All costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Seller Parties and Purchaser in connection with the negotiation and consummation of the New Arrangement pursuant to this Section 6.7 shall be borne by the Party incurring such cost or expense; provided, however, that in the event such negotiations and consummations are in connection with a Wrongful Termination, all such costs and expenses shall be borne by the Seller Parties. Should Purchaser identify any New Arrangement, the Seller Parties agree to negotiate in good faith such New Arrangement that satisfies the foregoing requirements promptly upon the written request of Purchaser. In the event the Seller Parties enter into a New Arrangement, the Seller Parties agree to comply in all material respects with the provisions of this Agreement in connection with the New Arrangement and references herein to the Purchased Receivables and the Product Agreements shall be deemed to be references to any new purchased asset and any new license agreement, constructed under the New Arrangement, and references to Licensee or other Counterparty shall be deemed to be references to the Counterparty to such new license agreement and that other party’s Affiliates and sublicensees or licensees, as the case may be. Such New Arrangement shall also provide, for no additional consideration from Purchaser, that (i) Purchaser shall have the same rights as those acquired under the Product Agreement pursuant to this Agreement and (ii) all payments and other consideration (including any Upfront Payment and other fees) thereunder be made by the other party to such New Arrangement directly to Purchaser. Purchaser’s rights under such New Arrangement shall be to royalties from the grant of a license of the Product Related IP for Products on substantially the same terms as those in the Product Agreement that is being replaced, and not to such additional products or royalties that may be added in such New Arrangement.

(c)For the avoidance of doubt, to the extent that either of the Seller Parties or any of their respective Affiliates engages in any commercialization, direct sale, manufacture or other transfer of the Product outside of the Seller Field (each a “Self-commercialization Event”), the definition of Royalties shall include any and all amounts received by the Seller Parties and/or any of their respective Affiliates in relation thereto and the subject matter of this Agreement shall be deemed to cover the amounts received by the Seller Parties and/or their respective Affiliates in connection therewith. In the event that the Seller Parties and/or their respective Affiliates engage in any such Self-commercialization Event, the Seller Parties and Purchaser shall reasonably cooperate to amend this Agreement to the extent reasonably necessary.

Section 6.8 Approval of Assignments of Product Agreements.

(a)Promptly, and in any event within five (5) Business Days, following receipt by either Seller Party of a request from a Counterparty for consent to assign its rights, or delegate its duties, under any of the Product Agreements, such Seller Party shall provide notice of such request to Purchaser. The Seller Parties and Purchaser shall consult with each other regarding whether to grant such consent. In any event, no Seller Party shall grant such consent without the prior written consent of Purchaser (which consent may be withheld or delayed in Purchaser’s sole discretion).

(b)Neither Seller Party may assign its rights, or delegate its duties, under any of the Product Agreements or otherwise sell, transfer or grant any lien on any of the Product Related IP without the prior written consent of Purchaser (which consent may be withheld or delayed in Purchaser’s sole discretion); provided, that either Seller Party may, without the prior written consent of Purchaser, assign all, but not less than all, of the Product Agreements and its interest in the Product Related IP to any Person that acquires all or substantially all of such Seller Party’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if the Seller Parties also assign this Agreement to such Person and such Person agrees in writing to be bound by the terms of this Agreement.

(c)Promptly, and in any event no later than five (5) Business Days, following receipt of any executed assignment of rights, or delegation of duties, under any of the Product Agreements by a Counterparty or the Seller Parties, the Seller Parties shall furnish a copy of such assignment or delegation to Purchaser.

Section 6.9 Notice and Acknowledgment Letter. Neither Seller Party shall, without Purchaser’s prior written consent, deliver any inconsistent directions to any Counterparty regarding the payment of the Purchased Receivables or the delivery of Royalty Reports to Purchaser of the type referred to in the Notice and Acknowledgment Letter or any similar Transaction Documents entered into from time to time.

Section 6.10 Public Announcements; Use of Names. No party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law, by any Governmental Entity or by any self-regulatory agency or stock exchange on which such party’s securities are listed or which has regulatory or supervisory authority over such party, and to such party’s regulators and in the course of inspections, examinations or inquiries by regulatory agencies or self-regulatory organizations that have requested or required the inspection of records that contain or reflect this Agreement; it being understood that the Purchaser and the Seller Parent are each public companies and this Agreement may be filed as an exhibit to a Form 8-K or other filing by Purchaser and the Seller Parent to be made in connection with the execution of this Agreement; and it being further understood that each such party shall provide other party with a reasonable opportunity to review and comment on the portions of any filings that relate to this Agreement, to the extent practicable.

Section 6.11 Taxes. Each of the Seller Parties and the Purchaser agree that for United States federal income tax purposes, (i) any and all Purchased Receivables remitted by the Seller Parties to Purchaser pursuant to Section 6.2(a) or otherwise under this Agreement shall be treated as received by such Seller Party as agent for Purchaser, and (ii) any and all amounts remitted by the Seller Parties to Purchaser pursuant to Section 6.2(a) of this Agreement shall be treated as remittances of amounts collected by such Seller Party on behalf of Purchaser. Each party hereto agrees to provide (to the extent it is legally eligible to do so) any tax forms that any other party hereto or a Counterparty may reasonably request in order to comply with applicable tax Law.

Section 6.12 Remittance of Previously Received Purchased Receivables; Further  Actions. From and after the Closing Date, each of Purchaser and the Seller Parties shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement. At the Closing, the parties agree that the amount of any payments made by or on behalf of a Counterparty on or before the Closing Date received by the Seller Parties that constitute or otherwise relate to the Purchased Receivables shall be offset against the Purchase Price by Purchaser. After the Closing, the Seller Parties shall promptly, but in any event no later than two (2) Business Days after the Closing Date, remit to Purchaser any payments made by or on behalf of a Counterparty on or before the Closing Date that constitute or otherwise relate to the Purchased Receivables not offset at the Closing.

Section 6.13 Intellectual Property Matters.

(a)Administration.

(i)The Seller Parties shall, in accordance with, and, subject to, the Product Agreements, (A) take such actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are necessary or desirable to diligently preserve and maintain the Product Related IP, including (i) all such actions listed in Section 6.1.1 of the Collaboration Agreement and (ii) all such actions to prosecute and maintain in effect the Patents and cause all required maintenance fees, annuities and like payments with respect to such Patents to be paid when due, and (B) not disclaim (other than terminal disclaimers, as necessary) or abandon any of such Product Related IP, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of such Product Related IP, without, in each case, Purchaser’s prior written consent. The Seller Parties shall not knowingly disclaim or abandon any of such Product Related IP, or fail to take any action necessary to prevent the disclaimer or abandonment of such Product Related IP. The Seller Parties shall, when available in respect of the Product,  obtain  Patents  and  use  commercially  reasonable  efforts  (subject  to   Section 6.13(d)) for any corrections, substitutions, reissues and reexaminations thereof, obtain patent term extensions and any other forms of patent term restoration in any country and obtain patent listings in the FDA Electronic Orange Book.

(ii)The Seller Parties may, and, if requested in writing by Purchaser, shall, in accordance with, and, subject to, the Product Agreements, use commercially reasonable efforts to defend and enforce any of the Product Related IP against infringement, misappropriation or interference by any other Person, and against any claims of invalidity or unenforceability in any relevant jurisdiction (including by bringing any legal action for infringement, misappropriation or interference, defending counterclaims of invalidity or unenforceability, or defending any action of any Person for declaratory judgment of non-infringement or non-interference). Neither Seller Party shall, without the prior written consent of Purchaser, consent to any compromise or settlement relating to any claim, suit or action enforcing such Product Related IP against a third party that admits the invalidity or unenforceability of such Product Related IP or requires the payment of money, or otherwise adversely affects the rights of Purchaser with respect to its rights hereunder without the prior written consent of Purchaser.

(iii)In the event that the Seller Parties do not defend and/or enforce any of the Product Related IP against infringement, misappropriation or interference by any other Person, or against any claims of invalidity or unenforceability (or, if after initiating any such action, at any time thereafter fails to diligently and vigorously pursue such action), in each case to the full extent of the Seller Parties’ rights (in accordance with, and, subject to, the Product Agreement), the Seller Parties shall so notify Purchaser as soon as possible and in any event at least 30 days before the time limit for bringing or otherwise maintaining such action or proceeding, and the parties shall discuss in good faith the reasons for the Seller Parties’ decision within three (3) Business Days of Purchaser receiving such notice. In the event after such discussion Purchaser disagrees with the Seller Parties’ decision, then Purchaser may commence or continue such defense and/or enforcement of any of such Product Related IP against infringement, misappropriation or interference by any other Person, and against any claims of invalidity or unenforceability, and the Seller Parties shall cooperate fully with Purchaser in any such defense and enforcement, including, to the extent required, the furnishing of a power of attorney or joining such action as a necessary party, and executing all papers and instruments as reasonably requested by Purchaser. Purchaser may not enter into a settlement in connection with such defense and/or enforcement action or proceeding brought by Purchaser relating to the Product without Licensee’s written consent.

(b)Costs. All costs and expenses (including attorneys’ fees and expenses) incurred by the Seller Parties or Purchaser in connection with the prosecution, maintenance, defense or enforcement of the Product Related IP (including any Outstanding Litigation) shall, to the extent not reimbursed by a Counterparty pursuant to the applicable Product Agreement, be borne by the Seller Parties.

(c)Allocation of Proceeds. The Proceeds (if any) of any enforcement or defense of the Product Related IP, without deduction for any costs and expenses (including attorneys’ fees and expenses) incurred by the Seller Parties in connection therewith, shall belong to the Seller Parties. In the event the Proceeds include payment in respect of the Purchased Receivables and any other amounts, the parties agree to allocate the Proceeds between Purchaser and Seller in the proportion following the nature of the Proceeds and the rights under this Agreement.

(d)Monitoring. Purchaser shall have the right to retain, at its sole expense, outside counsel, who shall be permitted (together with Purchaser), where and when reasonably practical, to consult with the Seller Parties and their counsel regarding the prosecution, maintenance, enforcement and defense of the Product Related IP (including the Outstanding Litigation) and any actions taken or proposed to be taken by the Seller Parties in respect thereof. The Seller Parties and their counsel shall (i) give reasonable consideration to the views of Purchaser and their counsel with respect to the subject matter of this Section 6.13(d) and (ii) provide Purchaser with such information with respect to the subject matter of this Section 6.13(d) as Purchaser may, from time to time, reasonably request.

Section 6.14 Additional License Agreements.

(a)Consultation. The Seller Parties shall provide Purchaser a copy of any proposed Additional License Agreement as soon as practicable and in any event not less than ten

(10) Business Days prior to the date such Seller Party proposes to execute such Additional License Agreement. The Seller Parties agree to consult with Purchaser regarding any such proposed agreements and neither Seller Party shall, without the prior written consent of Purchaser, not to be unreasonably withheld or delayed, execute or agree to execute any proposed Additional License Agreement. Promptly, and in any event within five (5) Business Days, following receipt by either Seller Party of a fully executed Additional License Agreement, such Seller Party shall furnish a copy of such agreement to Purchaser.

(b)Payment Direction. Any Additional License Agreement, or notice and acknowledgment letter that shall be executed in connection therewith among the applicable Counterparty, either Seller Party (or any of their Affiliates) and Purchaser, shall contain payment instructions for the payment of the Purchased Receivables to Purchaser.

(c)Replacement. In the event of the termination of any of the Licensee Agreements, the Seller Parties agree that Purchaser shall have the right to negotiate a replacement agreement to grant a license to the Product Related IP on substantially the same terms to those in the Licensee Agreements, which the applicable Seller Parties shall execute. Purchaser understands the risk, and agrees, that the Seller Parties have no obligation or liability to Purchaser in the event that the Product becomes obsolete or the market for the Product declines or disappears.

(d)Manufacture of Product by Seller. For the avoidance of doubt, to the extent that either Seller Party and or their Affiliate engages in any direct sale, manufacture or other transfer of the Product (other than pursuant to a Product Agreement), the definitions of Net Sales and Royalty Payments shall include any and all amounts received by such Seller Party and/or their Affiliate in relation thereto and the subject matter of this Agreement shall be deemed to cover the amounts received by such Seller Party and/or their Affiliate in connection therewith. In the event that either Seller Party and/or their Affiliate engage in any such direct sale, marketing or transfer of the Product, the Seller Parties and Purchaser shall reasonably cooperate to amend this Agreement accordingly.

Section 6.15 Receipt by Seller of Purchased Receivables. Notwithstanding anything set forth herein to the contrary, the Seller Parties agree to transfer to Purchaser (within three (3) Business Days of receipt thereof) by wire transfer in United States dollars to the deposit account set forth on Exhibit B hereto, any and all amounts received by Seller that represent the Purchased Receivables.

Section 6.16 Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by the Transaction Documents to which either Seller Party or Purchaser, as applicable, is party, including to perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables to Purchaser pursuant to this Agreement. Purchaser and the Seller Parties agree to execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be reasonably necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which either Seller Party or Purchaser, as applicable, is party, and to perfect, protect, more fully evidence, vest and maintain in Purchaser good, valid and marketable rights and interests in and to the Purchased Receivables free and clear of all Adverse Claims (other than those Adverse Claims created in favor of Purchaser by the Transaction Documents) or enable Purchaser to exercise or enforce any of Purchaser’s rights under any Transaction Document to which either Seller Party or Purchaser, as applicable, is party, including following the Closing Date. If requested by Buyer, the Seller Parties will arrange a sweep account to receive the Purchased Receivables in the event the Licensee continues to pay EyePoint despite the terms of the Notice and Acknowledgment Letter.

(b)The Seller Parties, on the one hand, and Purchaser, on the other hand, shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Receivables or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller Parties against Purchaser or brought by Purchaser against the Seller Parties. For the avoidance of doubt, if and to the extent there is any overlap between the provisions of this Section 6.16(b) and the provisions of Sections 6.4, 6.6, 6.7 or 6.13, the provisions of Sections 6.4, 6.6, 6.7 and 6.13 shall govern.

(c)The Seller Parties shall comply with all applicable Laws with respect to the Transaction Documents to which it is party, the Product Agreements, the Purchased Receivables and all ancillary agreements related thereto, the violation of which would reasonably be expected to result in a Seller Material Adverse Effect.

(d)The Seller Parties shall not enter into any contract, agreement or other arrangement (whether written or oral), or exercise any of its rights under any Product Agreement in any manner, that could reasonably be expected to conflict with the Transaction Documents or serve or operate to limit or circumscribe any of Purchaser’s rights under the Transaction Documents (or Purchaser’s ability to exercise any such right).

(e)Subject to applicable confidentiality restrictions and securities laws, the Seller Parties shall make available such other information in such Seller Party’s possession, as Purchaser may, from time to time, reasonably request with respect to the Purchased Receivables, the Product Agreements, or the Product and the Product Related IP.

ARTICLE VII

Indemnification

Section 7.1 Obligation of Seller to Indemnify. Subject to the limitations set forth in this Article VII, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless,

Purchaser, its Affiliates and their respective employees, officers, directors and agents (each, a “Purchaser Indemnified Party”) against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by any of them, to the extent arising or resulting from any of the following:

(a)any breach of any representation or warranty made by the Seller Parties in this Agreement or any other Transaction Document delivered to Purchaser in connection herewith;

(b)any breach of any covenant of the Seller Parties contained in this Agreement or any other Transaction Document delivered to Purchaser in connection herewith; and

(c)any obligations of the Seller Parties in accordance with Section 2.3 hereof.

Section 7.2  Limitations of Liability.   The liability of the Seller Parties for any Losses  for which a Purchaser Indemnified Party may be entitled to indemnification shall not exceed an amount equal to the Purchase Price plus, as calculated on the date of any claim for Losses, an annual rate of return of 10% (compounded annually) through such date, less the amount of all payments received by Purchaser hereunder from the Seller Parties, including indemnification payments, and any Royalty Payments actually received by Purchaser. Notwithstanding anything to the contrary herein, the Seller Parties shall not have any liability for indemnification under this Section 7.1(a) (other than with respect to breaches of Fundamental Representations) until the Purchaser Indemnified Party has an aggregate amount of Losses under this Agreement in excess of $500,000 (the “Deductible”) in which event the Seller Parties shall only be required to pay or be liable for Losses in excess of the Deductible.

Section 7.3 Procedures Relating to Indemnification for Third Party Claims.

(a)Notice of Third Party Claim. In order for a Purchaser Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser against a Purchaser Indemnified Party (a “Third Party Claim”), the Purchaser Indemnified Party must notify Seller (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Purchaser Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Purchaser Indemnified Party shall deliver to the Indemnifying Party, promptly after the Purchaser Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Purchaser Indemnified Party relating to the Third Party Claim.

(b)Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party (so long as such counsel is not reasonably objected to by the Purchaser Indemnified Party) if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Purchaser Indemnified Party for any indemnifiable Losses resulting from such Third Party Claim; (ii) such Third Party Claim does not relate to or arise in connection with any criminal action; (iii) the Indemnifying Party makes reasonably adequate provision to satisfy the Purchaser Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third-Party Claim; (iv) no defense exists for the Purchaser Indemnified Party which is not available to the Indemnifying Party; and (v) if the named parties to such Third Party Claim (including impleaded parties) include both the Indemnifying Party and the Purchaser Indemnified Party, representation of both parties by the same counsel would not be inappropriate due to actual or potential differing interests between them (as determined by the Purchaser Indemnified Party in its reasonable discretion) (collectively, the “Defense Conditions”). If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Purchaser Indemnified Party for legal expenses subsequently incurred by the Purchaser Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) Business Days after receiving written notice from the Purchaser Indemnified Party that the Purchaser Indemnified Party believes the Indemnifying Party has failed to take such steps, (ii) the Indemnifying Party has not undertaken fully to indemnify the Purchaser Indemnified Party in respect of all indemnifiable Losses relating to the matter, or (iii) if any of the Defense Conditions cease to be satisfied for any reason, the Purchaser Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith, and the Purchaser Indemnified Party shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and, if settled with such consent, or if there is a final judgment against the Purchaser Indemnified Party, the Indemnifying Party agrees to indemnify the Purchaser Indemnified Party from and against any loss or liability by reason of such settlement or judgment. In the event the Indemnifying Party has assumed control of the defense of the Third Party Claim, the Indemnifying Party shall permit the Purchaser Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Purchaser Indemnified Party; provided that such counsel is not reasonably objected to by the Indemnifying Party and the fees and expenses of such counsel shall be borne by the Purchaser Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnified Party in the defense of a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Purchaser Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Purchaser Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Purchaser Indemnified Party, (ii) includes an unconditional release of such Purchaser Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and (iii) does not provide for injunctive relief or other relief relating to such Purchaser Indemnified Party other than monetary damages.

Section 7.4 Procedures Relating to Indemnification for Other Claims. In order for a Purchaser Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses that do not arise out of or involve a Third Party Claim, the Purchaser Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Purchaser Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 7.5 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date solely for purposes of this Article VII indefinitely.

Section 7.6 Exclusive Remedy. Other than for claims for equitable relief, including the seeking of specific performance in accordance with Section 8.12, the parties hereto acknowledge and agree that, from and after the Closing Date, this Article VII shall provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to, or in connection with, this Agreement and the transactions contemplated hereby, except that any such claim or matter based upon fraud, willful misrepresentation or willful misconduct shall not be subject to or limited by this Article VII and each of Purchaser and Seller accordingly preserves all remedies available with respect to any such claim or matter based thereon under applicable Law.

Section 7.7 Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall either party hereto be liable for any consequential, exemplary or punitive damages unless such damages are payable to a third party in connection with a Third Party Claim or are based upon fraud, willful misrepresentation or willful misconduct.

ARTICLE VIII

Miscellaneous

Section 8.1 Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 8.2 Notices. Except where expressly provided otherwise in this Agreement, whenever it is provided in this Agreement that notice, demand, request, consent or other communication shall be given to or served upon any party hereto by the other, any such notice demand, request, consent or other communication shall be in writing and personally delivered, sent by certified or registered mail, return receipt requested, by overnight delivery service with confirmation of delivery or by electronic (notices and other communications sent to an e-mail address shall also be sent by overnight delivery service or personal delivery) to the following address or addresses, or such other address or addresses as may be designated from time to time by a party hereto in accordance with this Section 8.2:

If to the Seller Parties:	EyePoint Pharmaceuticals, Inc. 480 Pleasant Street, Suite B300 Watertown, Massachusetts 02472 Attn: Ron Honig, General Counsel rhonig@eyepointpharma.com
With a copy to:	TCF Law Group, PLLC 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Attn: Stephen Doyle Sdoyle@tcflaw.com
If to Purchaser:	SWK Funding LLC c/o SWK Holdings Corporation 14755 Preston Road, Suite 105 Dallas, Texas 75254 Attn: Winston Black wblack@swkhold.com
With a copy to:	Holland & Knight LLP 200 Crescent Court, Suite 1600 Dallas, Texas 75201 Attn: Ryan Magee and Paul Smith ryan.magee@hklaw.com and paul.smith@hklaw.com

Notice in each of the above cases shall be deemed effective for all purposes (i) upon hand delivery if hand delivered, (ii) three (3) Business Days after posting in the United States Mail if sent by certified mail, or (iii) on the day of confirmed delivery by overnight delivery service, facsimile or email (return receipt requested).

Section 8.3   Expenses.  All fees, costs and expenses (including any legal fees) incurred by the Seller Parties or Purchaser in connection with the preparation and negotiation of, and entry into, this Agreement and to consummate the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.4 Assignment. Neither this Agreement nor any of the Seller Parties’ rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law or otherwise by the Seller Parties without the prior written consent of Purchaser, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that either Seller Party may, without the prior written consent of Purchaser, assign this Agreement to any Person that acquires all or substantially all of such Seller Party’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if such Seller also assigns all, but not less than all, Product Agreements to such Person and such Person agrees in writing to be bound by the terms of this Agreement.

Section 8.5 Successors and Assigns.   This Agreement shall be binding upon, inure to  the benefit of and be enforceable by, the parties hereto and, subject to the provisions of Section 8.4, their respective successors and assigns.

Section 8.6 Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented, or any provision hereof waived, only in a writing signed by the Seller Parties and Purchaser.

(b)No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.7 Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, arrangements, representations and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement. The parties agree that nothing contained in the Notice and Acknowledgment Letter shall alter any of the obligations and rights contained in this Agreement.

Section 8.8    Independent Contractors.  The parties hereto recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.

Section 8.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller Parties and Purchaser and, subject to Section 8.4, their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.10 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY,  AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.11 Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of New York, and (b) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding relating hereto in the courts of United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York located in New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement and the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York, or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts. EACH OF SELLER AND PURCHASER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 8.12 Equitable Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including, without limitation, the Seller Parties’ obligation to enforce, and perform its obligations under, the Product Agreements. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.13 Severability. If any term or provision of this Agreement is held to be  invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 8.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

[The remainder of this page is left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized as of the date first above written.

Seller PARENT:

EyePoint Pharmaceuticals, Inc.

By:	/s/Nancy Lurker
Name:	Nancy Lurker
Title:	President and Chief Executive Officer

Seller:

EyePoint Pharmaceuticals US, Inc.

By:	/s/Nancy Lurker
Name:	Nancy Lurker
Title:	President

[Signature Page To Royalty Purchase AGREEMENT]

purchaser:

SWK fundi g LLC

By:	SWK Holdings Corporation, its sole Manager

By:	/s/Winston Black
Name:	Winston Black
Title:	Chief Executive Officer

[ signature p ageto r oyalty purchase a greement ]

EXHIBIT A

To Royalty Purchase Agreement

Seller Parties’ Wire Transfer Instructions

[***]

A-1

EXHIBIT B

To Royalty Purchase Agreement

Purchaser’s Wire Transfer Instructions

[***]

B-1

EXHIBIT C

To Royalty Purchase Agreement

Schedule of Exceptions to the Seller Parties’ Representations and Warranties

[***]

C-1